EXHIBIT 12

                           SONAT INC. AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)




                                        Nine Months Ended Sept 30,                           Years Ended December 31,


                                         1996        1995           1995       1994         1993          1992               1991
                                         ----        ----           ----       ----         ----          ----               ----

                                                                                  (In Thousands)

Earnings from Continuing Operations:
    Income (loss) before income taxes  $196,512    $278,139       $282,497   $154,871     $364,198       $133,728          $ 98,374
Fixed charges (see computation below)   115,551     129,526        165,154    127,909      129,160        156,428           175,980
    Less allowance for interest
      capitalized                        (3,918)     (4,973)        (6,540)    (6,692)      (4,101)        (8,422)           (7,951)
                                        -------    --------        -------   --------     --------       --------          --------


Total Earnings Available for Fixed
  Charges                              $308,145    $402,692       $441,111   $276,088     $489,257       $281,734          $266,403
                                       ========    ========       ========   ========     ========       ========          ========


Fixed Charges:
    Interest expense before deducting
    interest capitalized               $110,339    $124,602       $157,653   $120,295     $122,204       $149,165          $168,510
    Rentals(b)                            5,212       4,924          7,501      7,614        6,956          7,263             7,470
                                         ------    --------         ------   --------     --------       --------          --------

                                       $115,551    $129,526       $165,154   $127,909     $129,160       $156,428          $175,980
                                       ========    ========       ========   ========     ========       ========          ========


Ratio of Earnings to Fixed Charges          2.7         3.1            2.7        2.2          3.8            1.8               1.5
                                            ===    ========           ====   ========     ========       ========          ========





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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.